UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 7, 2011
Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(480) 966-5394

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01	Other Events.
     Apollo Group, Inc. announced today that the U.S. Supreme Court has denied Apollo Group’s petition for a writ of certiorari to review the Ninth Circuit Court of Appeals’ decision in the class action securities litigation entitled, Apollo Group, Inc., et al. v. Policeman’s Annuity and Benefit Fund of Chicago. In June 2010, the Ninth Circuit reversed the July 2008 ruling of the U.S. District Court for the District of Arizona setting aside the January 2008 jury verdict against Apollo Group. The effect of the denial of certiorari is that the Ninth Circuit decision stands and, accordingly, the matter will now be returned to the District Court to address the claims procedure.
The final amount of damages will not be known until all court proceedings have been completed and all eligible members of the class have presented the necessary information and documents to receive payment of their portion of the award of damages. In the third quarter of fiscal year 2010, Apollo Group recorded a charge for estimated damages in the amount of $132.6 million, which, together with the then existing reserve of $44.5 million recorded in the second quarter of fiscal year 2010, represented the mid-point of the estimated range of damages calculated on the basis of a statistical analysis plus other estimated costs and expenses ($127 million to $228 million). Apollo Group has recorded charges in subsequent periods, including $0.9 million in both the fourth quarter of fiscal year 2010 and in the first quarter of fiscal year 2011, for estimated incremental post-judgment interest. The final amount of damages payable may be more, or less, than the estimated range.
At November 30, 2010, we had unrestricted cash and cash equivalents of $1.0 billion and availability under our principal revolving credit facility of approximately $400 million. We believe we have ample liquidity to fund the payment of any damages that may be payable in connection with this litigation.
For more information about this lawsuit, see Securities Class Action (Policeman’s Annuity and Benefit Fund of Chicago) in Note 15 of the Notes to our Condensed Consolidated Financial Statements in our quarterly report on Form 10-Q for the quarter ended November 30, 2010, filed with the Securities and Exchange Commission on January 10, 2011 and available on our website at www.apollogrp.edu.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
March 7, 2011	By:	/s/Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President and Chief Financial Officer